SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            Pacific Northwest Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                   [LETTERHEAD OF PACIFIC NORTHWEST BANCORP]

March 26, 2001

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Pacific Northwest Bancorp, to be held at the Seattle Hilton Hotel, Sixth and University, Seattle, Washington, on Tuesday, April 24, 2001, at 2:00 p.m., local time.

      The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of Pacific Northwest Bancorp. Directors and Officers of Pacific Northwest Bancorp, as well as a representative of Ernst & Young LLP, Pacific Northwest Bancorp's independent auditors, will be present to respond to any questions our shareholders may have.

      Please sign, date and return the enclosed proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed a proxy card.

      We look forward to seeing you at the meeting.

                                           Sincerely,


                                           Stephen M. Walden
                                           Chairman of the Board


                                           Patrick M. Fahey
                                           President and Chief Executive Officer

                                 VOTING METHODS

      This year for the first time we have arranged for our shareholders to vote through the Internet or by telephone, as well as by mail or in person. Voting through the Internet or by telephone will help the Company save administrative and postage costs. You may vote through the Internet or by telephone 24 hours a day until 11:59 p.m., Eastern Standard Time, on April 23, 2001. To vote:

BY INTERNET

o Go to the Web site provided on the enclosed proxy card, 24 hours a day, seven days a week.
o     Enter the control number shown on the proxy card when prompted.
o     Follow the simple instructions.

BY TELEPHONE

o On a touch-tone telephone, call toll-free the number provided on the enclosed proxy card, 24 hours a day, seven days a week.
o     Enter the control number shown on the proxy card when prompted.
o     Follow the simple recorded instructions.

BY MAIL

o     Mark your selections on the proxy card.
o     Date and sign your name exactly as it appears on your proxy card.
o     Mail the proxy card in the enclosed postage-paid envelope.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

--------------------------------------------------------------------------------

                  E-DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

      Pacific Northwest Bancorp is pleased to offer shareholders the choice to receive future annual reports and proxy materials electronically over the Internet instead of receiving paper copies through the mail. This will save Pacific Northwest Bancorp the costs of printing and mailing them. Shareholders whose shares are registered directly in their name or through a Pacific Northwest Bancorp stock plan can enroll at the Web site www.investordelivery.com. Shareholders whose shares are held in street name by a broker or bank also may be eligible to participate, depending on whether their broker or bank offers electronic delivery. Generally, brokers and banks offering this choice require that the shareholders vote through the Internet in order to enroll. Street name shareholders who are not given the opportunity to enroll should contact their broker or bank and ask about the availability of electronic delivery.

--------------------------------------------------------------------------------

                            PACIFIC NORTHWEST BANCORP
                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS


TIME...........................  2:00 p.m. on Tuesday, April 24, 2001

PLACE..........................  Hilton Hotel
                                 6th and University
                                 Seattle, Washington  98104

ITEMS OF BUSINESS..............  1. To elect four directors to hold office until the 2004 annual meeting of shareholders.

                                 2. To approve an amendment to the Company's
                                    Amended and Restated 1993 Incentive Stock
                                    Option Plan to increase the number of shares of common stock reserved for issuance under the plan.

                                 3. To take action on any other  business that
                                    may properly be considered at the meeting or any adjournment thereof.

RECORD DATE....................  You may vote at the meeting if you were a shareholder of record at the close of business on March 1, 2001.

VOTING BY PROXY................  If you cannot attend the meeting, you may vote your shares by telephone or over the Internet, or by completing and promptly returning the enclosed proxy card in the envelope provided. Telephone and Internet voting procedures are described in General Information About The Meeting And Voting on pages 2 and 3, and on the proxy card provided to you.

ANNUAL REPORT..................  Pacific Northwest Bancorp's 2000 Annual Report
                                 and 2000 Financial Information, which are not part of the proxy soliciting material, are enclosed.

                                        By Order of the Board of Directors,


                                        Margaret Mordhorst
                                        Secretary


 This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about March 26, 2001.

                            PACIFIC NORTHWEST BANCORP

                                1111 Third Avenue
                            Seattle, Washington 98101

                              --------------------

                                 PROXY STATEMENT
                         Annual Meeting of Shareholders
                                 April 24, 2001

                               -------------------

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pacific Northwest Bancorp (the "Company") of proxies to be voted at the Company's Annual Meeting of Shareholders to be held on Tuesday, April 24, 2001, and at any adjournment of the meeting.

                GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

      The Board of Directors of the Company ("Board") has set March 1, 2001, as the record date for the meeting. If you were the owner of Company common stock at the close of business on March 1, 2001, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including:

      o Shares held for you in an account with a broker, bank or other nominee (shares held in "street name") or

      o Shares credited to your account in the Company's Employee Stock Ownership Plan (the "ESOP").

      Each share of your common stock has one vote on each matter to be voted on.

How many shares must be present to hold the meeting?

      A majority of the Company's outstanding common shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. On the record date, there were 15,567,314 shares of Company common stock outstanding. Shares are counted as present at the meeting if you:

      o     Are present and vote in person at the meeting; or

      o Have properly submitted a proxy card or voted over the telephone or the Internet.

What proposals will be voted on at the meeting?

      There are two proposals scheduled to be voted on at the meeting:

      o Election of four directors to hold office until the 2004 Annual Meeting of Shareholders; and

      o Approval of an amendment to the Company's Amended and Restated 1993 Incentive Stock Option Plan (the "Option Plan") to increase the number of shares of common stock reserved for issuance under the Option Plan (the "Option Plan Amendment").

How many votes are required to approve each proposal?

      The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval of the Option Plan Amendment.

How are votes counted?

      You may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for the Board of Directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the Option Plan Amendment. If you withhold authority to vote on the election of directors, your shares will not be voted with respect to the director or directors identified. If you abstain from voting on the Option Plan Amendment, it will have the same effect as a vote against that proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted "FOR" each director nominee and "FOR" the Option Plan Amendment.

      If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this situation, a "broker non-vote" occurs. Shares that constitute broker non-votes are not considered as entitled to vote on the proposal in question, thus effectively reducing the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

      The Board recommends that you vote your shares "FOR" each of the director nominees and "FOR" the Option Plan Amendment.

How do I vote my shares without attending the meeting?

      Without attending the meeting, you may vote:

      o By Telephone or the Internet - If you have a touch-tone telephone or Internet access, you may submit your proxy by following the "Vote by Phone" or "Vote by Internet" instructions on the proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.

      o By Mail - You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

      Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m., Eastern Standard Time, on April 23, 2001.

How do I vote my shares in person at the meeting?

      If you are a shareholder of record, to vote your shares at the meeting you should bring the enclosed proxy card or proof of identification. You may vote shares held in street name at the meeting only if you obtain a signed proxy card from the record holder (broker or other nominee) giving you the right to vote the shares.

      Even if you plan to attend the meeting, we encourage you to vote by mail, telephone or Internet so your vote will be counted even if you later decide not to attend the meeting.

What does it mean if I receive more than one proxy card?

      It means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by telephone or Internet, vote once for each proxy card you receive.

May I change my vote?

      Yes. Whether you have voted by mail, telephone or the Internet, you may change your vote and revoke your proxy card by:

      o Sending a written statement to that effect to the Secretary of the Company;

      o     Submitting a properly signed proxy card with a later date;

      o     Voting by telephone or the Internet at a later time; or

      o     Voting in person at the Annual Meeting.

                     CHANGE OF FISCAL YEAR, CHARTER AND NAME

      In the year 2000, the Company made significant changes in its corporate structure:

      A. On June 20, 2000, the Company changed its fiscal year-end from September 30 to December 31, effective retroactively to January 1, 2000.

      B. On July 1, 2000, the Company's subsidiary bank, InterWest Bank, converted its charter from a Washington state savings bank to a Washington state commercial bank, and the

Company merged all of its banking subsidiaries into a single Washington state-chartered commercial bank, InterWest Bank.

      C. On September 1, 2000, the Company changed its name to Pacific Northwest Bancorp from InterWest Bancorp, Inc., changed the name of its commercial bank subsidiary to Pacific Northwest Bank from InterWest Bank, and moved its corporate headquarters to Seattle, Washington.

      The Company continues to operate some of its branches under the InterWest Bank name but anticipates all branches will operate under the Pacific Northwest Bank name by the Spring of 2001 when the Company completes its conversion to a single enhanced operating system. The term "Original Pacific Northwest Bank" used in this Proxy Statement refers to the commercial bank subsidiary of the Company that used the Pacific Northwest Bank name prior to the merger of all the subsidiaries. Except as otherwise indicated, the term "Bank" used in this Proxy Statement refers to the new Pacific Northwest Bank and to each of the former commercial bank subsidiaries of the Company, InterWest Bank, Original Pacific Northwest Bank, Bank of Tukwila, First National Bank of Port Orchard, Pioneer Bank and Kittitas Valley Bank.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

Directors and Nominees

      The Board of Directors is divided into three classes approximately equal in size. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Larry Carlson, Michael T. Crawford and Jean Gorton are currently directors whose terms expire at this Annual Meeting and who have been nominated for re-election to the Board to serve until the 2004 Annual Meeting or until their successors are elected and qualified. After many years of dedicated Board service, Vern Sims will retire from the Board following the Annual Meeting in accordance with the Board's policy of mandatory retirement. Betty Woods has been nominated for election to the Board to serve until the 2004 Annual Meeting.

      All the nominees have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by Proxies may be voted for a substitute nominee designated by the Board, unless a contrary instruction is indicated on the Proxy.

             NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING 2004

LARRY CARLSON                                                Director since 1996

      Larry Carlson, age 68, is retired from the active practice of law with the firm of Carlson, Drewelow, McMahon & Kottkamp, Inc. PS, in Wenatchee, Washington. He is currently involved in real estate development and serves as a director of Land Title of Chelan Douglas County, Inc. Mr. Carlson previously served on the board of directors of Central Bancorporation and Central Washington Bank.

MICHAEL T. CRAWFORD                                          Director since 1994

      Michael T. Crawford, age 62, is Vice President of Miles Sand and Gravel with which he has been associated since 1979. He formerly served as Vice President, General Manager of Concrete Nor'West, a subsidiary of Miles Sand and Gravel.

JEAN GORTON                                                  Director since 1991

      Jean Gorton, age 66, is a consultant to Trillium Corporation, Bellingham, Washington, a land development and resource management firm. Ms. Gorton has been associated with Trillium Corporation since 1983 and retired as Senior Vice President of Planning in July 1998. She served as a loaned executive to the College of Business and Economics at Washington State University in Pullman, Washington from 1996 through July 1998.

BETTY WOODS                                                         New Director

      Betty Woods, age 62, retired in 2000 as Vice Chairman and Chief Executive Officer of Premera Blue Cross, after having served as Chief Executive Officer since 1993. Ms. Woods served as a director of Original Pacific Northwest Bank from 1996 until it was merged into the Bank in 2000 and currently serves as a director of Beckman Coulter, Inc. and as a Trustee at Western Washington University.

                 THE BOARD RECOMMENDS A VOTE FOR THESE NOMINEES.

                    DIRECTORS CONTINUING IN OFFICE UNTIL 2002

GARY M. BOLYARD                                              Director Since 1996

      Gary M. Bolyard, age 65, served as a director of Original Pacific Northwest Bank and Kittitas Valley Bank until they were merged into the Bank in 2000. Mr. Bolyard served as an executive officer of the Company and the Bank between August 1996 and his retirement on June 30, 1999. Prior to that time, he was the President, Chief Executive Officer and a director of Central Bancorporation and Central Washington Bank and a director of North Central Washington Bank.

PATRICK M. FAHEY                                             Director Since 1998

      Patrick M. Fahey, age 58, is President and Chief Executive Officer of the Company and Chairman, President and Chief Executive Officer of the Bank, positions he has held since April 2000. From June 1998 until April 2000, Mr. Fahey served as Vice Chairman/Commercial Banking of the Company. Mr. Fahey served as Chairman, President and Chief Executive Officer of Original Pacific Northwest Bank from 1988 until that company was merged into the Bank in 2000 and as a director of Kittitas Valley Bank and Bank of Tukwila until they were merged into the Bank in 2000. Mr. Fahey also serves on the board of directors of Premera Blue Cross.

CLARK H. MOCK                                                Director Since 1993

      Clark H. Mock, age 64, is a management consultant in banking and real estate having retired in May 1993 as Executive Vice President and Chief Credit Officer of Seattle First National Bank. Mr. Mock's career with Seattle First National Bank covered all phases of credit administration together with the disposition of problem loans and assets.

STEPHEN M. WALDEN                                            Director Since 1988

      Stephen M. Walden, age 57, has served as the Chairman of the Company since April 2000. Mr. Walden served as President and Chief Executive Officer of the Company and the Bank from January 1990 until April 2000. Mr. Walden served as a director of Original Pacific Northwest Bank and Kittitas Valley Bank, until they were merged into the Bank in 2000. Mr. Walden has also served as a member of the board of directors of the Federal Home Loan Bank of Seattle since January 1998.

                    DIRECTORS CONTINUING IN OFFICE UNTIL 2003

BARNEY R. BEEKSMA                                            Director Since 1974

      Barney R. Beeksma, age 68, has been associated with the Bank since 1960. Mr. Beeksma retired from the positions of President and Chief Executive Officer of the Bank in January 1990, and served as Chairman of the Company and the Bank from January 1990 until April 2000. Mr. Beeksma served as a representative for the 10th District in the Washington State Legislature from 1995 through 1996. Mr. Beeksma served as a director of the Seattle Branch of the Federal Reserve Bank of San Francisco and the Federal Home Loan Bank of Seattle, and was actively involved with the U.S. League of Savings Institutions (now America's Community Bankers) having served as Chairman of the organization from November 1988 to November 1989.

C. STEPHEN LEWIS                                             Director Since 1988

      C. Stephen Lewis, age 58, is President and Chief Executive Officer of Weyerhaeuser Real Estate Company, a real estate construction and development subsidiary of Weyerhaeuser Corporation with which he has been associated since 1970.

RUSSEL E. OLSON                                              Director Since 1988

      Russel E. Olson, age 69, retired in January 1995 as Vice President of Finance and Treasurer for Puget Sound Power & Light Company, an electric company with which he had been associated for over 35 years.

Board Committees and Meetings

      During the fiscal year ended December 31, 2000 the Board of Directors held twelve meetings. The Board has an Executive Committee, an Audit/Compliance Committee (the "Audit Committee"), a Stock Option Committee, and a Nominating Committee. In addition, the Compensation Committee of the Bank serves as the compensation committee of the Company. Each Board member attended at least 75 percent of the aggregate of the meetings of the Board and of the committees on which he or she served and that were held during the period for which he or she was a Board or Committee member, with the exception of Barney R. Beeksma.

      The Executive Committee acts as a decision-making body in lieu of the entire Board of Directors. The Executive Committee meets on an as-needed basis.

      The Audit Committee meets at least quarterly with the Company's management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, recommend selection of independent auditors to the Board and receive and consider the auditors' comments as to controls, and procedures in connection with audit and financial controls.

      The Compensation Committee of the Bank and the Stock Option Committee of the Company act as an ongoing advisory group to the Board of Directors on executive compensation policies and procedures and other compensation-related items that are corporate in nature (i.e., company-wide performance bonus plans, stock option plans, benefit plans, etc.). All compensation paid to employees is paid by the Bank, with the exception of Mr. Walden's salary which is paid by the Company. The Stock Option Committee also administers the 1996 Outside Directors Stock Options-For-Fees Plan.

      The Nominating Committee is responsible for selecting nominees for election as director, except that the Board of Directors acts as the nominating committee for selecting management nominees for election as directors.

      The following table summarizes the membership of the Board and each of its committees (including the Compensation Committee of the Bank) as well as the number of times each met during fiscal 2000.

-----------------------------------------------------------------------------------------------------------------------
                                           Audit/
                           Board         Compliance     Compensation   Stock Option       Executive       Nominating
-----------------------------------------------------------------------------------------------------------------------
Mr. Carlson               Member           Member
-----------------------------------------------------------------------------------------------------------------------
Mr. Crawford              Member                           Member          Member
-----------------------------------------------------------------------------------------------------------------------
Ms. Gorton                Member           Member
-----------------------------------------------------------------------------------------------------------------------
Mr. Bolyard               Member           Member                                                           Chair
-----------------------------------------------------------------------------------------------------------------------
Mr. Fahey                 Member                                                            Member          Member
-----------------------------------------------------------------------------------------------------------------------
Mr. Mock                  Member                           Member          Member
-----------------------------------------------------------------------------------------------------------------------
Mr. Walden                 Chair                                           Member*          Chair
-----------------------------------------------------------------------------------------------------------------------
Mr. Beeksma               Member
-----------------------------------------------------------------------------------------------------------------------
Mr. Lewis                 Member                           Chair            Chair           Member          Member
-----------------------------------------------------------------------------------------------------------------------
Mr. Olson                 Member           Chair                                            Member
-----------------------------------------------------------------------------------------------------------------------
Mr. Sims**                Member                           Member          Member
-----------------------------------------------------------------------------------------------------------------------
Number of Fiscal
2000 Meetings               12               5               5                3               1               1
-----------------------------------------------------------------------------------------------------------------------

* Since April 2000.
** Mr. Sims will retire from the Board following the Annual Meeting.

Directors' Compensation

      The 1996 Outside Directors Stock Options-for-Fees Plan (the "Director Plan"), adopted at the 1997 Annual Meeting of Shareholders, establishes a retainer fee for Outside Directors (Directors who are not employees of the Company or any of its subsidiaries) at $8,000 per year over the five-year term of the plan. The Director Plan provides that each Outside Director may, prior to December 31 of each year for the ensuing year, elect from among three options:
(i) receive the $8,000 retainer in cash, payable quarterly, (ii) receive an option covering 375 shares of Common Stock and a $4,000 retainer in cash, payable quarterly, or (iii) receive an option covering 750 shares of Common Stock. All stock options granted under the Plan are granted on the first business day of the calendar year and have an exercise price equal to 100 percent of the fair market value of the Company's common stock on the date of grant. Each option granted under the Plan has a five-year term and is exercisable on the first anniversary of the grant date. If a director leaves the Board prior to such date, all unexercisable options are cancelled.

      In addition to the annual retainer, each Outside Director of the Company receives $400 for each Committee meeting attended unless such meeting is held on the same day as a Board meeting, in which case the director receives $200 for each Committee meeting attended.

      Outside Directors of the Company, who also serve on the Board of Directors of the Bank receive $800 from the Bank for each regularly scheduled Board meeting attended (up to $8,000 annually) and $400 for each special meeting or Committee meeting attended other than special meetings held by conference call, Committee meetings held on the same day as a Board meeting, or meetings of the Bank's Loan Committee, for which they receive $200 for each meeting attended.

      Barney R. Beeksma served as Chairman of the Board of the Company and the Bank from January 2000 to April 2000. Under the terms of his agreement with the Company, for serving in these positions in fiscal 2000, Mr. Beeksma received a salary of $25,000 and $95,000 upon termination of that agreement. Mr. Beeksma also received a contribution to the Company's ESOP in the amount of $5,989 and to the Company's 401(k) Plan in the amount of $750 in fiscal 2000.

      Stephen M. Walden has served as Chairman of the Board of the Company since April 2000. For serving in this position in fiscal 2000, Mr. Walden received a salary of $13,750 (at a rate of $5,500 per month starting October 17, 2000) and contributions to the Company's ESOP in the amount of $2,833. The compensation received by Mr. Walden for serving as Chairman is in addition to the compensation he received for serving as President and Chief Executive Officer of the Company and the Bank from January 1, 2000 to April 17, 2000 (see Summary Compensation Table).

      The Company has entered into an employment agreement with Mr. Walden to serve as Chairman of the Board of the Company, a non-executive officer position, for a three-year period which commenced on April 17, 2000 and expires on April 17, 2003. For serving as Chairman, Mr. Walden will receive $5,500 per month. Mr. Walden is not entitled to receive any additional compensation for serving as a member of the Board pursuant to the Director Plan or otherwise.

      Directors who are employees of the Company or its subsidiaries do not receive any compensation for serving as directors.

Compensation and Stock Option Committee Interlocks and Insider Participation

      At December 31, 2000, the Compensation Committee of the Bank, which also serves as the compensation committee of the Company, consisted of C. Stephen Lewis (chairman), Michael T. Crawford, Clark H. Mock, and Vern Sims. Barney R. Beeksma served on the Committee until April 2000. Mr. Beeksma was formerly President and Chief Executive Officer of the Bank until his retirement from those positions in 1990. Another committee, the Stock Option Committee of the Board of Directors of the Company, administers the Company's Incentive Stock Option Plan and the Director Plan. C. Stephen Lewis (chairman), Michael T. Crawford, Clark H. Mock, Vern Sims and Stephen M. Walden comprised the Stock Option Committee at December 31, 2000. Mr. Walden joined the Committee in April 2000. Mr. Walden was formerly President and Chief Executive Officer of the Company and the Bank until April 2000. He continues to serve as Chairman of the Board of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the number of shares of the Company's common stock beneficially owned as of March 1, 2001, by the Company's directors and nominees for director, executive officers identified in the Summary Compensation Table and all directors and executive officers as a group. As of that date, the Company was not aware of any shareholder owning 5 percent or more of the Company's common stock.

                    ------------------------------------------------------------
                                                Number of Shares      % of
                                                  Beneficially       Shares
                               Name                Owned (1)       Outstanding
                    ------------------------------------------------------------
                    Directors:
                    ------------------------------------------------------------
                    Barney R. Beeksma               358,958(2)         2.3%
                    ------------------------------------------------------------
                    Gary M. Bolyard                  81,737(3)         *
                    ------------------------------------------------------------
                    Larry Carlson                    48,698(4)         *
                    ------------------------------------------------------------
                    Michael T. Crawford              12,875            *
                    ------------------------------------------------------------
                    Jean Gorton                      12,450            *
                    ------------------------------------------------------------
                    C. Stephen Lewis                 32,250            *
                    ------------------------------------------------------------
                    Clark H. Mock                     7,000            *
                    ------------------------------------------------------------
                    Russel E. Olson                  11,346            *
                    ------------------------------------------------------------
                    Vern Sims                       302,934(5)         2.0%
                    ------------------------------------------------------------
                    Stephen M. Walden**             360,170(6)(7)      2.3%
                    ------------------------------------------------------------
                    Betty Woods                       8,500            *
                    ------------------------------------------------------------

                    ------------------------------------------------------------
                                                Number of Shares      % of
                                                  Beneficially       Shares
                               Name                Owned (1)       Outstanding
                    ------------------------------------------------------------
                    Executive Officers:
                    ------------------------------------------------------------
                    Patrick M. Fahey ***            240,295(6)(8)      1.5%
                    ------------------------------------------------------------
                    David H. Straus                  35,383(6)          *
                    ------------------------------------------------------------
                    Kim S. Brace                     95,976(9)          *
                    ------------------------------------------------------------
                    Charles A. Foisie                 7,958             *
                    ------------------------------------------------------------
                    Kenneth G. Hulett               112,234(6)(10)      *
                    ------------------------------------------------------------
                    H. Glenn Mouw                    74,779(11)         *
                    ------------------------------------------------------------
                    All executive officers and
                    Directors as a group (18)     1,805,543           11.5%
                    ------------------------------------------------------------

*     Less than 1% of shares outstanding.

** Mr. Walden served as President and Chief Executive Officer of the Company and the Bank through April 17, 2000.

***   Mr. Fahey also serves as a director of the Company.

(1) The amounts shown also include the following amounts of common stock which the indicated individuals have the right to acquire within 60 days of March 1, 2001, through the exercise of stock options granted pursuant to the Company's stock option plans: Mr. Crawford 1,875, Ms. Gorton 1,500, Mr. Lewis 2,250, Mr. Mock 1,500, Mr. Olson 1,500, Mr. Sims 2,250, Mr.
      Fahey 5,463, Mr. Walden 75,500, Mr. Hulett 15,837, Mr. Straus 1,625, Ms. Brace 8,737 (includes 4,150 held by spouse who is also employed by the Bank), Mr. Foisie 6,500, and all executive officers and directors as a group 124,537. Shares held in accounts under the Company's ESOP, as to which the holders have voting power but not investment power, are also included as follows: Mr. Beeksma 59,793, Mr. Fahey 4,727, Mr. Walden 40,861, Mr. Hulett 17,902, Mr. Mouw 20,303, Mr. Straus 4,887, Ms. Brace
      8,000 (includes 3,970 held by spouse who is also employed by the Bank), Mr. Foisie 458, and all executive officers and directors as a group 156,931.

      In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power as follows.

(2)   Includes 10,125 shares owned by Mr. Beeksma's spouse.

(3)   Includes 3,390 shares held in an IRA account for the benefit of Mr.
      Bolyard.

(4)   Includes 5,254 shares held in an IRA account for the benefit of Mr.
      Carlson.

(5)   Includes 300,684 shares held in a limited liability company.

(6) Does not include 55,071 shares held by the ESOP of which Messrs. Fahey, Walden, Straus, and Hulett are trustees, and over which they share equal voting power.

(7) Includes 26,703 shares held in an IRA account for the benefit of Mr. Fahey, 177 shares owned by Mr. Fahey's spouse, 705 shares held in an IRA account for the benefit of Mr. Fahey's spouse, and 592 shares owned by Mr. Fahey's minor children.

(8)   Includes 2,476 shares owned by Mr. Walden's spouse.

(9) Includes 10,806 shares held in an IRA account for the benefit of Ms. Brace and 14,907 shares held in an IRA account for the benefit of Ms. Brace's spouse.

(10) Includes 3,580 shares held in an IRA account for the benefit of Mr. Hulett and 4,797 shares in an IRA account for the benefit of Mr. Hulett's spouse.

(11)  Includes 1,191 shares owned by Mr. Mouw's spouse.

Compliance With Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission (the "Commission"). The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).

      Based solely upon a review of Forms 3, Forms 4 and Forms 5, and amendments thereto, furnished to the Company pursuant to Rule 16(a)(3)(e) during the year ended December 31, 2000, and written representations of certain of its directors and officers that no Forms 5 were required to be filed, the Company believes that all directors, executive officers and beneficial owners of more than 10 percent of the common stock have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act, except that Barney R. Beeksma and C. Stephen Lewis each filed one report late covering one transaction.

                             EXECUTIVE COMPENSATION

      The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as such as of December 31, 2000 and one individual who ceased to be an executive officer (collectively, the "Named Officers") and each of whose aggregate compensation for fiscal 2000 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                                Summary Compensation Table

----------------------------------------------------------------------------------------------------------------------
                                                                                        Long-Term
                                                                                      Compensation
                                                 Annual Compensation                     Awards
--------------------------------------------------------------------------------------------------
                                                                                       Securities
                                                                    Other Annual       Underlying        All Other
Name and Position           Year       Salary          Bonus       Compensation(1)     Options (#)     Compensation
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Patrick M. Fahey            2000       $325,000      $125,000               ---            30,000         $438,669(3)
President and Chief         1999        274,992       100,000               ---             3,000           15,375
Executive Officer (2)       1998        275,000        75,000               ---             3,500           15,908

----------------------------------------------------------------------------------------------------------------------
                                                                                        Long-Term
                                                                                      Compensation
                                                 Annual Compensation                     Awards
--------------------------------------------------------------------------------------------------
                                                                                       Securities
                                                                    Other Annual       Underlying        All Other
Name and Position           Year       Salary          Bonus       Compensation(1)     Options (#)     Compensation
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Stephen M. Walden           2000       $184,000      $170,910           $20,000(6)            ---          $63,010(7)
President and Chief         1999        270,000           ---            30,000            45,000           20,600
Executive Officer (4)       1998        270,000       306,820(5)         30,000            70,500           14,196
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
David H. Straus             2000       $155,833       $65,000               ---               ---          $18,710(8)
Executive Vice              1999            ---           ---               ---               ---              ---
President/CCO               1998            ---           ---               ---               ---              ---
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Kim S. Brace                2000       $150,000       $65,000               ---               ---          $16,385(9)
Executive Vice President    1999            ---           ---               ---               ---              ---
                            1998            ---           ---               ---               ---              ---
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Charles A. Foisie           2000       $148,335       $30,998               ---               ---          $21,691(10
Executive Vice President    1999            ---           ---               ---               ---              ---
                            1998            ---           ---               ---               ---              ---
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Kenneth G. Hulett           2000       $143,796       $61,843               ---               ---          $21,538(11)
Executive Vice President    1999        141,000        60,485               ---             9,000           19,640
                            1998        135,000        43,926               ---             6,000           13,085
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
H. Glenn Mouw               2000       $141,675       $76,750               ---               ---         $259,817(13)
Executive Vice President    1999        166,992        73,360               ---             9,000           12,892
and Treasurer (12)          1998        160,000        53,578               ---             6,000           13,713
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management, the Company's costs of providing such benefits to any individual executive officer during the year ended December 31, 2000, did not exceed the lesser of $50,000 or 10 percent of the total annual compensation reported for the individual.

(2) Mr. Fahey became President and Chief Executive Officer of the Company in April 2000 and previously served as Vice Chairman/Commercial Banking of the Company.

(3) Includes a one-time payment to Mr. Fahey on termination of his employment under his employment agreement with the Company and Original Pacific Northwest Bank ($400,000), contributions by the Company to the "make-whole" benefit plan of $21,168, the ESOP of $8,500 and to the 401(k) plan of $5,100 and an automobile allowance of $3,901.

(4) Mr. Walden served as President and Chief Executive Officer until April 17, 2000, and currently serves as Chairman of the Board, which is not an executive officer position.

(5) Represents a bonus of $173,700 for the fiscal year ended September 30, 1998 and a bonus of $133,120 for the fiscal year ended September 30, 1997.

(6) Represents an elective contribution by Mr. Walden to a non-qualified deferred compensation plan.

(7) Includes accrued vacation of $42,910, contributions by the Company to the ESOP of $8,500 and to the 401(k) plan of $5,100 and an automobile allowance of $6,500.

(8) Includes contributions by the Company to the ESOP of $8,500, to the 401(k) plan of $5,100 and the "make-whole" benefit plan of $1,589 and an automobile allowance of $3,521.

(9) Includes contributions by the Company to the ESOP of $8,500, to the 401(k) plan of $5,100 and the "make-whole" benefit plan of $1,401 and an automobile allowance of $1,384.

(10) Includes contributions by the Company to the ESOP of $8,500, to the 401(k) plan of $5,100 and the "make-whole" benefit plan of $291 and an automobile allowance of $7,800.

(11) Includes contributions by the Company to the ESOP of $8,315, and the "make-whole" benefit plan of $1,109 to the 401(k) plan of $4,989 and an automobile allowance of $7,125.

(12)  Mr. Mouw's employment by the Company terminated effective September 30,
      2000.

(13) Includes a payment to Mr. Mouw in accordance with an employment agreement ($246,217), and contribution by the Company to the ESOP of $8,500 and to the 401(k) plan of $5,100.

      Employment Agreements. In conjunction with the acquisition of Original Pacific Northwest Bank by the Company, the Company and Original Pacific Northwest Bank entered into an employment agreement with Mr. Fahey, the then Chairman, President and Chief Executive Officer of Original Pacific Northwest Bank, to encourage him to remain with the Company following the acquisition. The employment agreement provided, in part, that if (i) the Bank terminates his employment without cause or Mr. Fahey terminates his employment for good reason,
(ii) employment terminates (for any reason) in connection with a change in control of the Bank, or (iii) Mr. Fahey elects to terminate his employment during the period commencing on the 25th month of the employment term and ending on the 30th month of the term, Mr. Fahey would receive payment of an amount equal to his W-2 income before salary deferrals for the twelve-month period preceding termination of his employment. On October 25, 1999, Mr. Fahey notified the Company of his election to terminate his employment with the Company and received a payment of $400,000, representing one year's salary and bonus. On April 17, 2000, Mr. Fahey was appointed President and Chief Executive Officer of the Company and Chairman, President and Chief Executive Officer of the Bank.

      In conjunction with the acquisition of Old Pacific Northwest Bank by the Company, Old Pacific Northwest Bank entered into an employment agreement with Ms. Brace to encourage her to remain with the Bank following the acquisition. The term of the contract was three years, ending on June 15, 2001. Under the terms of the agreement, Ms. Brace had the option to terminate the agreement commencing in June, 2000 through December 2000, and receive a single cash payment in an amount equal to her W-2 income before salary deferrals over the twelve months preceding the date of termination. In fiscal 2000, to make it advantageous for Ms. Brace to continue her employment with the Bank through June 15, 2001, the Bank extended the period in which she could terminate her employment and receive twelve months' compensation through June 15, 2001. The Bank also amended the agreement to provide that the one year termination benefit would apply if her employment was terminated due to disability or death prior to June 16, 2001.

      Severance Pay and Change in Control Agreements. In fiscal 2000, the Company entered into a severance/change in control agreement with Mr. Fahey. The agreement provides for payment to Mr. Fahey of an amount equal to his W-2 income before salary deferrals for the twelve-month period preceding termination of his employment (excluding the payment previously made to Mr. Fahey relating to his employment agreement with Original Pacific Northwest Bank) if the Company terminates his employment without cause or he terminates his employment for good reason. If Mr. Fahey leaves his employment with the Company, whether voluntarily or involuntarily, (other than discharge for cause) within twelve months after a change of control occurs (or before a change of control occurs if, prior to the termination of his employment, the Board has authorized proceeding with negotiations which result in a change of control), he will receive an amount equal to two times his W-2 income before salary deferrals for the twelve-month period preceding termination of his employment. This agreement terminates upon the voluntary resignation, retirement, disability or death of Mr. Fahey, except that if he should become disabled or die after the Board of Directors has authorized negotiations which result in a change in control of the Company or within twelve months after a change in control has occurred, if Mr. Fahey is then employed by the Company, the change in control payment would be due to Mr. Fahey or his estate.

      The Company has entered into an employment agreement with its former President and Chief Executive Officer, Stephen M. Walden, that provides for severance benefits in the event of termination. Mr. Walden is now employed as Chairman of the Board of the Company, a non-executive position. The agreement is for a three-year term expiring on April 17, 2003. Mr. Walden is not entitled to receive any additional compensation for serving as a member of the Board pursuant to the Director Plan or otherwise. Under the terms of Mr. Walden's employment agreement, in the event of his termination by the Company for cause, Mr. Walden will be paid the entire severance benefit he was entitled to receive under the Bank's severance pay plan ($486,500). If Mr. Walden resigns, or his employment terminates by reason of his death or disability or a change in control of the Company, his severance benefit would be increased by a factor of
 .75 percent a month (compounded annually) for each month he served as Chairman of the Company prior to the date of termination. In the event of his termination by the Company without cause, Mr. Walden's severance benefit would be increased to $630,032. The amount of Mr. Walden's severance benefit under the agreement is generally subject to reduction for any gains realized by Mr. Walden on his outstanding stock options from the Company, except in the event of a change in control of the Company announced within one year from the date of signing the employment agreement. The severance benefit is due and payable following the exercise or expiration of Mr. Walden's options or the termination of his employment agreement, whichever is later, except in the event of a change in control within one year, when payment would be due upon termination of the agreement. Mr. Walden also received three months' salary continuation at full pay and three months' salary continuation at one-half pay when transitioning from Chief Executive Officer to Chairman of the Board of the Company.

      The Bank entered into severance pay agreements and change in control agreements in 2000 with David H. Straus, Charles A. Foisie, Kenneth G. Hulett and Bette J. Floray, Executive Vice President and Chief Financial Officer of the Company and the Bank. Under the severance pay agreements, if employment is terminated by the Bank for any reason other than gross misconduct, or by reason of death or disability, the employee will receive a severance payment equal to six months' total compensation (salary plus bonus) plus an additional month's severance payment for each additional twelve months of employment after four years, up to a maximum of twelve months' severance pay. Further, in the event of a change in control of the Company or the Bank, the employee would receive twelve months' severance pay unless he or she is offered substantially equivalent employment by a successor entity (including comparable salary and benefits, responsibilities and geographical area) and is not terminated by such successor entity within one year following the change in control. This agreement generally defines a change in control as the acquisition of all or a substantial part of the Company or the Bank, the merger of the Company or the Bank into another company that is the surviving company, the sale of substantially all of the assets of the Company or the Bank to another company, or a hostile acquisition of substantially all of the stock of the Company or the Bank.

      Under the change in control agreements, upon a change in control the employee would be entitled to a position with the same or similar responsibility or authority, in the same geographical area and with total annual compensation (salary plus bonus) and other benefits equal to or in excess of the total annual compensation and benefits available to him or her during the prior twelve months. This agreement generally defines a change in control to include a merger involving the Company, an acquisition of the Company by another institution or entity, a sale of substantially all of the assets of the Company, a change in beneficial ownership of 25 percent of the Company stock or a change in the majority of the Board of Directors. The term of the employment agreement with the successor entity would be four years; provided, however, that the employer may terminate the agreement earlier, but would be obligated to pay the employee an amount equal to two years' total compensation. The change in control agreement excepts termination by the successor entity for the employee's gross or criminal misconduct, in which case no compensation would be due under that agreement. Further, the employee may terminate the change in control agreement during the 25th month of the term through the 30th month of the term, and receive a single cash payment in an amount equal to his or her total annual salary for the prior calendar year plus any year-end bonus.

      Mr. Mouw served as Executive Vice President of the Company and Chief Financial Officer of the Bank through September 30, 2000. Pursuant to an agreement entered into with Mr. Mouw, upon termination of his employment, he received a payment of $246,217, representing twelve months' compensation.

      Further, all options granted to executive officers and other persons pursuant to the Company's Incentive Stock Option Plan include change in control provisions that are described in the summary of the Option Plan under the heading "Change in Control."

      Certain Transactions With Management. As part of the executive management group change in control plan, the Bank entered into individual change in control agreements with each of its executive officers (and certain other executives), in addition to the executive officers named in the Summary Compensation Table, containing substantially the same terms as the change in control agreements described under the heading "Severance Pay and Change in Control Agreements."

      Deferred Compensation Arrangements. The Bank has a Deferred Compensation Agreement with Mr. Walden. This agreement provided for specific contributions from the Bank during the period from January 1990 through January 1995. Mr. Walden continued to make elective contributions of $2,500 per month through July 17, 2000, and $1,250 per month through October 17, 2000, after which all deferrals ceased. All contributions pursuant to this agreement are fully vested at all times and increase in value at a rate equal to the Bank's annual portfolio yield, less 0.5 percent. Commencing January 1, 2002, the Bank will make payments to Mr. Walden, at his option, either through a lump sum payment or an annuity over a specified period of time.

      Option Grants in Last Fiscal Year. The following table sets forth information concerning the grant of stock options to the Chief Executive Officer and the other Named Officers during the fiscal year ended December 31, 2000, and the three month period ended December 31, 1999.

                                  Option Grants

---------------------------------------------------------------------------------------------------------------------
                                                                                       Potential Realizable Value at
                                                                                       Assumed Annual Rates of Stock
                                                                                       Price Appreciation for Option
                                 Individual Grants                                               Term (2)
---------------------------------------------------------------------------------------------------------------------
                           Number of     % of Total
                            Shares         Options
                          Underlying     Granted to       Exercise
                            Options     Employees in       Price        Expiration
         Name             Granted (1)      Period        ($/Share)         Date             5%              10%
-------------------------------------------------------------------------------------------------------------------
Stephen M. Walden            45,000          16.7%         $17.50         12/21/04       $217,572          $480,777
-------------------------------------------------------------------------------------------------------------------
Patrick M. Fahey             30,000          19.6%         $15.57           5/3/05       $129,010          $285,078
-------------------------------------------------------------------------------------------------------------------
Patrick M. Fahey              3,000           1.1%         $17.50         12/21/09        $33,017           $83,671
-------------------------------------------------------------------------------------------------------------------
David H. Straus               2,500           0.9%         $17.50         12/21/09        $27,514           $69,726
-------------------------------------------------------------------------------------------------------------------
Kim S. Brace (3)              4,250           1.6%         $17.50         12/21/09        $46,774          $118,535
-------------------------------------------------------------------------------------------------------------------
Charles A. Foisie             4,000           1.5%         $17.50         12/21/09        $44,023          $111,562
-------------------------------------------------------------------------------------------------------------------
Kenneth G. Hulett             9,000           3.3%         $17.50         12/21/09        $99,051          $251,014
-------------------------------------------------------------------------------------------------------------------
H. Glenn Mouw (4)             9,000           3.3%         $17.50         12/21/09        $99,051          $251,014
-------------------------------------------------------------------------------------------------------------------

(1) Each option granted vests at the rate of 25 percent per annum, with the exception of Mr. Walden's option for 45,000 shares that vests at the rate of 33 percent per annum and Mr. Fahey's option for 30,000 shares that vests on May 3, 2001. Options will become immediately exercisable in the event of a change in control of the Company. Each option were granted under the Company's Option Plan and has an exercise price equal to the fair market value of the common stock on the date of grant. Each of the indicated options was granted on December 21, 1999, with the exception of Mr. Fahey's option for 30,000 shares which was granted on May 3, 2000.

(2) The hypothetical dollar gains under these columns result from calculations required by the Securities and Exchange Commission rules. The gains are based on assumed compound rates of stock price appreciation of 5 percent and 10 percent from the date the options were granted over the full option term. The actual value, if any, that the executive officers may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. Actual gains, if any, on stock options exercised and common stock holdings are dependent upon future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Includes options for 1,750 shares granted to Ms. Brace's spouse who is also employed by the Bank.

(4) Mr. Mouw's options expired in conjunction with the termination of his employment during 2000.

      Option Exercise/Value Table. The following information is presented for the Chief Executive Officer and the other Named Officers with respect to options exercised during the fiscal year ended December 31, 2000 and the three-month period ended December 31, 1999, and remaining unexercised at the end of fiscal 2000.

                 Aggregated Option Exercises in Last Fiscal Year
                           and Year-End Option Values

----------------------------------------------------------------------------------------------------------------------
                             Shares                          Number of Securities            Value of Unexercised
                           Acquired on       Value          Underlying Unexercised      In-the-Money Options at Fiscal
          Name            Exercise (#)   Realized ($)        Options at Year-End                Year-End ($) (1)
----------------------------------------------------------------------------------------------------------------------
                                                          Exercisable    Unexercisable      Exercisable  Unexercisable
----------------------------------------------------------------------------------------------------------------------
Stephen M. Walden              34,500        451,605           75,500           64,000          121,943        0
----------------------------------------------------------------------------------------------------------------------
Patrick M. Fahey                    0              0            5,462           34,000           18,417        0
----------------------------------------------------------------------------------------------------------------------
David H. Straus                 2,962         29,353            1,625            2,875                0        0
----------------------------------------------------------------------------------------------------------------------
Kim S. Brace(2)                                    0            8,737            4,937           36,862        0
----------------------------------------------------------------------------------------------------------------------
Charles A. Foisie                   0              0            6,500            5,500                0        0
----------------------------------------------------------------------------------------------------------------------
Kenneth G. Hulett              12,150        152,672           22,837            9,750           92,215        0
----------------------------------------------------------------------------------------------------------------------
H. Glenn Mouw                  33,937        312,442                0                0                0        0
----------------------------------------------------------------------------------------------------------------------

(1) On December 31, 2000, the closing price of the common stock was $13.8125 per share. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

(2) Includes 4,150 exercisable options and 2,062 unexercisable options held by spouse who is also employed by the Bank.

1993 Incentive Stock Option Plan

      The 1993 Incentive Stock Option Plan, as amended (the "Option Plan"), provides for the grant of incentive stock options and nonstatutory stock options to all officers and employees of the Company and its subsidiaries, as well as other persons who render services to the Company.

      The Option Plan is administered by a committee of non-employee directors and currently provides for the grant of up to 966,000 (as adjusted for a 3:2 split) shares of the Company's common stock in the form of options.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES (1)

      Historically and currently, the Compensation Committee of the Bank has served as the compensation committee of the Company. The Committee is responsible for evaluating the performance of the Chief Executive Officer of the Company and approving an appropriate compensation level. The Committee also is responsible for establishing and implementing all compensation policies of the Company and its subsidiaries, as well as setting the compensation for the executive officers of the Company's subsidiaries. The Chief Executive Officer evaluates the performance of the executive vice presidents and recommends to the Committee individual compensation levels for approval by the Committee.

----------
(1) This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

      The Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. The principles underlying compensation policies are: (i) to attract and retain key executives who are highly qualified and are vital to the long-term success of the Company and its subsidiaries; (ii) to provide levels of compensation competitive with those offered by other comparably sized financial institutions in the Pacific Northwest; (iii) to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and (iv) to integrate the compensation program with the Company's long-term strategic planning and measurement processes.

      The current compensation plan involves a combination of salary, bonuses to reward short-term performance, deferred compensation, and grants of stock options to encourage long-term performance. The salary levels of executive officers are designed to be competitive within the banking and financial services industries. The Committee annually reviews a peer group of comparable institutions, and in fiscal 2000 retained a nationally recognized compensation consulting firm to assist the Committee in establishing competitive salary levels. Individual annual performance is reviewed to determine appropriate salary adjustments.

      A performance bonus plan is in effect for the officers of the Company and its subsidiaries, which is designed to compensate for achievement of financial performance objectives. The plan provides for bonuses of up to 70 percent of salary for the chief executive officer, and up to 55 percent of salary for executive vice presidents. Approximately half of the performance bonus is based on quantifiable data such as return on average equity and net income per share. The remainder is based on achievement of stated annual performance objectives and sustained individual performance and contribution to the Company's results.

      During the fiscal year ended December 31, 2000, Stephen M. Walden received a base salary of $80,500 for serving as President and Chief Executive Officer of the Company from January 1, 2000 until April 17, 2000. In addition, pursuant to his employment contract, Mr. Walden received three months' salary continuation at full pay and three months' salary continuation at one-half pay. Mr. Walden also received $20,000 in deferred compensation in fiscal 2000. Patrick M. Fahey became President and Chief Executive Officer of the Company on April 17, 2000, and received a base salary of $247,919 for serving in those positions during the fiscal year ended December 31, 2000. During the fiscal year ended December 31, 2000, Mr. Walden and Mr. Fahey received performance bonuses of $170,910 and $125,000, respectively, for meeting the performance criteria established by the Committee in the performance bonus plan for fiscal 1999. The Committee believes the compensation paid to Mr. Walden and Mr. Fahey is appropriate based on competitive salary surveys. The compensation received by Mr. Walden for serving as Chief Executive Officer is in addition to his compensation as Chairman, and the compensation paid to Mr. Fahey is in addition to his compensation for serving as Vice Chairman/Commercial Banking of the Company and President and Chief Executive Officer of Original Pacific Northwest Bank from January 1, 2000 to April 16, 2000 (see "Summary Compensation Table").

      The Committee also administers the Director Plan, under which Outside Directors of the Company have the option to: (1) receive an $8,000 retainer in cash payable quarterly; (2) receive an option covering 375 shares of common stock and a $4,000 retainer quarterly; or (3) receive an option covering 750 shares of common stock.

      The Stock Option Committee of the Company awards stock options to employees of the Company and its subsidiaries in accordance with the provisions of the Amended and Restated 1993 Incentive Stock Option Plan approved by the Board of Directors and the shareholders. Stock options are the Company's primary long-range compensation program designed to reward performance that benefits shareholders. Awards of stock options are intended to provide employees with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in its success through the opportunity to increase the value of their stock ownership in the Company. Options issued to employees are at a price equal to the average of the closing bid and ask prices of the common stock on the date of the grant in order to ensure that any value derived from the grant is realized by shareholders generally. The number of options granted to an employee is based on the employee's performance and relative responsibilities within the Company. Options may have a deferred vesting schedule and are not exercisable prior to vesting.

      During the fiscal year ended December 31, 2000, the Stock Option Committee granted stock options totaling 152,875 shares to employees of the Company and its subsidiaries.

                                          C. Stephen Lewis, Chairman
                                          Michael T. Crawford
                                          Clark H. Mock
                                          Vern Sims
                                          Stephen M. Walden *

* Mr. Walden is a member of the Stock Option Committee only.

                       REPORT OF THE AUDIT COMMITTEE (2)

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements for the fiscal year ended December 31, 2000, with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

      The Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards (SAS) No. 61, Communication with Audit Committees as amended by SAS No. 90 Audit Committee Communications, which includes, among other items, matters related to the conduct of the audit

----------
(2) This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

of the Company's financial statements. The Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, which relate to the auditors' independence from the Company and its related entities, has discussed with Ernst & Young LLP their independence from the Company and has considered the compatibility of nonaudit services with the auditors' independence.

      The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with internal and independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

      The Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix "1" to this Proxy Statement. Each of the members of the Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers (NASD), except Gary M. Bolyard who served as an executive officer of the Company and the Bank from August 1996 until his retirement on June 30, 1999. In accordance with the Audit Committee Charter and the rules of the NASD, the Board of Directors has determined that Mr. Bolyard's membership on the Committee is in the best interests of the Company and its shareholders based on his knowledge of bank tax and accounting issues and the banking industry.

      Based on the review and discussions above, the Committee recommended to the Company's Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                                Russel E. Olson, Chairman
                                                Jean Gorton
                                                Larry Carlson
                                                Gary M. Bolyard

                    SHAREHOLDER RETURN PERFORMANCE GRAPH (3)

      The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq (U.S. Companies) Index and peer groups of the SNL Thrift Index, the SNL $1 - $5 Billion Asset Thrift Index, the SNL Western Thrift Index, and SNL $3 - $5 Billion Asset Bank Index. Total return assumes the reinvestment of all dividends.

----------
(3) This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Comparison of Five Year Cumulative Total Return*

                            Total Return Performance

                              [LINE GRAPH OMITTED]

                                                Period Ending
                          ---------------------------------------------------------
Index                      12/31/95 12/31/96 12/31/97  12/31/98  12/31/99  12/31/00
                          ---------------------------------------------------------
Pacific Northwest Bancorp    100.00   161.43   192.22    172.58    154.18    115.08
NASDAQ - Total US**          100.00   123.04   150.69    212.51    394.92    237.62
SNL Thrift Index             100.00   130.30   221.71    195.00    159.29    254.35
SNL $1B-$5B Thrift Index     100.00   131.21   232.91    209.06    187.22    226.30
SNL Western Thrift Index     100.00   127.49   210.53    181.22    145.26    286.95
SNL $1B-$5B Bank Index       100.00   129.63   216.19    215.69    198.23    224.95

* Assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1995, and that all dividends were reinvested.
** Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2001. Used with permission. All rights reserved. SNL Securities is the source of the graph and accompanying table.

             PROPOSAL 2 - AMENDMENT TO THE AMENDED AND RESTATED 1993
                          INCENTIVE STOCK OPTION PLAN

General

      At the Annual Meeting, the shareholders will be asked to approve an amendment to the Company's Amended and Restated 1993 Incentive Stock Option Plan to increase by 1,200,000 the maximum number of shares of common stock that may be issued under the Option Plan. The Company's shareholders have previously approved the reservation of 966,000 (as adjusted for a

3:2 split) shares of the Company's common stock to attract and retain the best available personnel as officers and employees and to provide additional incentive to employees of the Company to promote its success. As of December 31, 2000, options to purchase an aggregate of 716,662 shares of common stock were outstanding under the Option Plan, at a weighted average exercise price of $18.21 per share, and 244,894 shares had been issued upon the exercise of previously granted options, leaving only 4,444 shares available for future option grants. To enable the Company to continue to provide long-term equity incentives, the Board has amended the Option Plan, subject to approval by the shareholders, to increase the maximum number of shares that may be issued under the Option Plan by 1,200,000, to an aggregate of 2,166,000 shares. The Committee believes that the Company's stock option program is an important factor in attracting and retaining the best available personnel as officers, key employees, and other persons rendering services essential to the success of the Company and its subsidiaries and in aligning their long-term interests with those of the shareholders. Because competition for highly-qualified individuals in the Company's industry is intense, management believes that to successfully attract the best candidates, the Company must continue to offer a competitive stock option program. The Committee further believes that stock options serve an important role in motivating their holders to contribute to the Company's continued growth and profitability. The proposed amendment is intended to ensure that the Company will continue to have available a reasonable number of shares under the Option Plan to meet these needs.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

Summary of the Option Plan, as Amended

      The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which has been filed with the Securities and Exchange Commission and is available to any shareholder upon request.

      General. The purpose of the Option Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract and retain the best available personnel as officers, employees, and other persons rendering services, and to provide additional incentive to employees of the Company and its subsidiaries to promote the success of the business. It provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options.

      Shares Subject to Plan. The shareholders have previously authorized an aggregate of 966,000 shares of the Company's common stock for issuance upon the exercise of options granted under the Option Plan. As amended, the Option Plan would provide that the maximum aggregate number of authorized but unissued or reacquired shares of common stock that may be issued under the Plan is 2,166,000. Appropriate adjustments will be made to the shares subject to the Option Plan and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by the Company.

      In addition, the Stock Option Committee may, in its sole discretion, subject to any required action by the shareholders of the Company, upon any change in control, recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, liquidation or other extraordinary corporate action or event, make appropriate adjustments to the shares subject to the Option Plan and to outstanding options, including, but not limited to, the number of shares, the exercise price and the form of consideration to be given or received by the Company upon the exercise of any outstanding option, or cancel any or all previously granted options, provided that appropriate consideration is paid to the optionee. The Committee also has the power to accelerate the exercise date of options previously granted under the Option Plan.

      To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option are subject to a Company repurchase right which is subsequently exercised by the Company, the shares of common stock for which such option is not exercised or the shares repurchased are returned to the Option Plan and become available for future grant.

      Administration. The Option Plan is administered by a committee consisting of at least two non-employee directors of the Company (hereinafter referred to as the "Stock Option Committee" or the "Committee"). Subject to the provisions of the Option Plan, the Stock Option Committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Committee is authorized, but only to the extent not contrary to the Plan or to resolutions adopted by the Board to interpret the Option Plan, to prescribe, amend and rescind rules and regulations relating to the Option Plan, to make other determinations necessary or advisable for the administration of the Option Plan, and to exercise such other power and authority with respect to the Plan as may be delegated to it by the Board from time to time.

      Eligibility. Options may be granted under the Option Plan to officers and key employees of the Company, or of any present or future parent or subsidiary corporations of the Company, and other persons rendering services who are determined by the Committee to contribute to the success of the Company. Officers and key employees or other persons who have been granted an Option may, if otherwise eligible, be granted additional options. While any person eligible under the Option Plan may be granted nonstatutory stock options, only employees may be granted incentive stock options. As of March 1, 2001, approximately 850 employees of the Company and its subsidiaries, including 7 executive officers and directors, were eligible to participate in the Plan.

      Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. The exercise price of each option granted under the Option Plan may not be less than the fair market value of a share of the Company's common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company (a "Ten Percent Shareholder") must have an exercise price equal to at least 110 percent of the fair market value of a share of common stock on the date of grant. As of

December 31, 2000, the average of the bid and ask prices of the Company's common stock, as reported on Nasdaq, was $13.8125 per share. The Option Plan provides that the exercise price may be paid in cash or, to the extent permitted by applicable law, by tender of shares of the Company's common stock owned by the optionee having a fair market value not less than the exercise price, or by any combination of these. The Company has a right to require the optionee to pay the amount of any taxes which the Company is required to withhold with respect to the exercise of an option, or to retain or sell a number of such shares sufficient to cover the amount required to be withheld. Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as determined by the Committee. The maximum term of an incentive stock option granted under the Option Plan is ten years, provided that an incentive stock option granted to a Ten Percent Shareholder must have a term not exceeding five years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Generally, incentive stock options remain exercisable for three months following an optionee's termination of service, unless such termination results from the optionee's death or disability, in which case the option will remain exercisable for one year following the optionee's termination of service, provided that in any event the option must be exercised no later than its expiration date. Generally, nonstatutory stock options remain exercisable for one year following an optionee's termination of service for any reason other than for cause, unless such termination results from the optionee's death or disability in which case the option will remain exercisable for two years following the optionee's termination of service, provided that in any event the option must be exercised no later than its expiration date.

      Change in Control. The Option Plan provides that in the event of a change in control or imminent change in control of the Company, as determined by the Committee, all outstanding options shall become immediately exercisable and the optionee may, at the discretion of the Committee, be entitled to receive cash in an amount equal to the fair market value of the common stock subject to any incentive stock option over the option price of such shares, in exchange for the surrender of such options. A "change in control" means: (i) the sale of all, or a material portion, of the assets of the Company; (ii) a merger or recapitalization of the Company or any merger or recapitalization whereby the Company is not the surviving entity; (iii) a change in control of the Company as otherwise defined or determined under regulations promulgated by any applicable bank regulatory agency; or (iv) the acquisition, directly or indirectly, of 25 percent or more of the Company's outstanding voting securities by any person, trust, entity or group.

      Termination or Amendment. The Option Plan currently provides that unless sooner terminated, the Plan will terminate and no option may be granted under the Option Plan after December 31, 2002. The Board may terminate or amend the Option Plan at any time. However, without shareholder approval, the Board may not amend the Option Plan to increase the total number of shares of common stock issuable thereunder or change the class of persons eligible to receive options. The Board previously amended the Plan to reflect the change of name to Pacific Northwest Bancorporation and delete provisions with respect to reload options; these amendments did not require shareholder approval. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or comply with any applicable law or regulation.

Summary of United States Federal Income Tax Consequences

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the Determination Date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than one year. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the Determination Date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the Determination Date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the Determination Date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the Determination Date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the Determination Date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the Determination Date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than one year. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

      Certain transactions involving loans, deposits, credit cards and sales of commercial paper, certificates of deposit and other money market instruments and certain other banking transactions occurred during 2000 between the Bank and certain directors or executive officers of the Company and its subsidiaries, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10 percent or more of any class of securities, or associates of the directors, the executive officers or their family members. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

      Mr. Fahey is a member of the board of directors of Premera Blue Cross, an insurance health care provider. Subsequent to Mr. Fahey's election to the Premera board, the Company called for and reviewed bids from various insurance carriers with respect to health care insurance for the Company and its subsidiaries. After reviewing the bids, management accepted Premera's bid and Premera continues to provide health insurance for the Company. All negotiations with Premera are conducted through a third party retained by the Company.

                              INDEPENDENT AUDITORS

      Ernst & Young LLP, currently serves as the Company's independent auditors. As has historically been the practice of the Company, the formal selection of independent auditors for the fiscal year ending December 31, 2001, will not be made by the Board of Directors until after the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees Billed To The Company By Ernst & Young LLP During Fiscal 2000

      Audit Fees. The fees of Ernst & Young LLP for the fiscal 2000 annual audit were $365,000.

      Audit-Related Services. The fees of Ernst & Young LLP for audit-related services during fiscal 2000 were $0.

      Financial Information Systems Design and Implementation Fees. Aggregate fees charged by Ernst & Young LLP during the fiscal year ended December 31, 2000, for professional services related to financial information systems design and implementation were $0.

      All Other Fees. The fees of Ernst & Young LLP for fiscal 2000 for all services, other than the services covered under the headings "Audit Fees," "Audit-Related Services" and "Financial Information Systems Design and Implementation Fees," were $94,178, including tax, benefit plan and registration statement related services.

                                OTHER INFORMATION

Expenses of Solicitation

      The Company will bear the costs of soliciting Proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of the Company, without extra compensation, may solicit Proxies personally or by mail, telephone, facsimile or electronic mail.

Shareholder Proposals

      Under the Company's Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 120 and not more than 150 days prior to the first anniversary of the date of the Company's Proxy Statement released to shareholders in connection with the previous year's annual meeting. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's Proxy Statement.

      Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Shareholders in 2002 may do so by complying with the requirements of the Rules and Regulations promulgated by the Securities and Exchange Commission applicable to such shareholder proposals. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than November 27, 2001.

Other

      The Company's 2000 Annual Report with 2000 Financial Information is being sent to shareholders of record as of March 1, 2001, together with this Proxy Statement.

      The Company will furnish to shareholders without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, upon receipt of written request addressed to Pacific Northwest Bancorp, 1111 Third Avenue, Suite 250, Seattle, WA 98101.

      The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

                                          By Order of the Board of Directors,


                                          Margaret Mordhorst
                                          Secretary

                                                                      Appendix 1

                            PACIFIC NORTHWEST BANCORP
                             AUDIT COMMITTEE CHARTER

A.    ROLE

      The role of the Audit Committee of Pacific Northwest Bancorp and its subsidiaries (hereinafter collectively referred to as the "Company") is to act on behalf of the Board of Directors of the Company (the "Board") and oversee all material aspects of the Company's reporting, control and audit functions. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on company processes for the management of business/financial risk and for compliance with significant applicable legal, and regulatory requirements.

B.    AUTHORITY

      The Board grants the Audit Committee the authority to investigate any activity of the Company as it deems necessary and appropriate. Audit Committee members shall exercise independent and objective judgment. The Audit Committee is authorized to engage outside assistance as deemed necessary at the Company's expense and without prior permission of the Board or management.

      This Charter governs the operations of the Audit Committee. The Committee shall review and re-assess the adequacy of the Charter at least annually and recommend any proposed changes to the Board for approval.

C.    MEMBERSHIP

      The Audit Committee shall consist of at least three independent directors of the Board as appointed by the Board, each of whom shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement, or who will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities which results in the individual's financial sophistication. For purposes of this Charter, an independent director must meet the requirements to be an "independent director" as set forth in the Nasdaq Stock Market, Inc. ("Nasdaq") definitions of "independent director," as that definition may be modified or supplemented from time to time and which definition is incorporated herein by this reference.

      The foregoing notwithstanding, one director who is not "independent" as defined by Nasdaq, and is not a current employee or an immediate family member of an employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board

----------
Approved by the Board of Directors 12/19/2000
Page 1 of 3
      discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

D.    RESPONSIBILITIES

      The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditor (who is not a part of the Audit Committee or the Company) is responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances.

      The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. Those processes are set out as a guide with the understanding that the Committee may supplement them as appropriate.

      1. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditor. The Committee shall have the authority and responsibility to evaluate and, when appropriate, recommend replacement of the independent auditor. The Committee shall receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independent Standards Board Standard No. 1 (Independence Discussions With Audit Committees, 1999) and discuss with the auditor any disclosed relationship or services that may impact the objectivity and independence of the auditor.

      2. The Committee shall review with the internal auditors and the independent auditor the overall scope and plans for their respective audits, including adequacy of staffing and compensation. The Committee shall discuss with management, the internal auditors and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the system to monitor and manage business risk. The Committee shall meet separately with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations.

      3. The Committee shall discuss with management and the independent auditor the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. In addition, the Committee shall review with management and the independent auditor the financial statements to be included in the Annual Report, including their judgment about quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

      4. The Committee shall require that, prior to the filing of the company's quarterly report on form 10-Q, the interim financial statements be reviewed by the

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            Company's independent auditor using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as may be amended or supplemented from time to time and that the independent auditors review their findings with management and the Committee as may be required by applicable auditing standards or requested by the Committee.

E.    MEETINGS

The Audit Committee shall meet periodically with Company personnel, internal auditors and the independent auditor as needed to fulfill the responsibilities and duties outlined in this Charter. Meetings will be scheduled on an as-needed basis and, when possible, on the same day as the board meeting. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to resolve disagreements, if any, between management and the independent auditor.

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